Exhibit 99.1


                   Martin D. Madaus Named New President and
                      Chief Executive Officer of Millipore

Billerica, Massachusetts, October 25, 2004 - Millipore Corporation (NYSE: MIL) announced the appointment of Martin D. Madaus, Ph.D., to President and CEO of Millipore, effective no later than February 1, 2005. Dr. Madaus comes to Millipore from Roche Diagnostics Corporation where he led a $1.9 billion business with 4,000 employees.

Dr. Madaus will assume the role of President and CEO from Francis J. Lunger, who will remain as Chairman of the Board during a transition period. Dr. Madaus will also join Millipore's Board of Directors.

Dr. Madaus commented: "I'm very excited about joining a company with the reputation and potential of Millipore. The company's products and technologies are critical to the future of biotechnology and life science research."

Dr. Robert Bishop, the Lead Director on Millipore's Board of Directors, commented: "Martin has exceptional technical, business and international experience, and the energy and vision to lead Millipore through its next stage of growth."

Bishop continued: "During Fran's tenure as CEO, Millipore divested its microelectronics business, focused on bioscience, revamped its manufacturing strategy and made significant gains in its life sciences and biotech businesses. We are grateful for his many contributions to Millipore."

Martin D. Madaus was named President and CEO of Roche Diagnostics Corporation in the United States in 2000. Prior to that, he was Vice President of Business Development for Roche Molecular Diagnostics. Madaus came to Roche in 1998 when he was general manager of Boehringer Mannheim Canada in Montreal, Quebec, through the acquisition of Boehringer Mannheim by Roche. From 1989 to 1998, Dr. Madaus worked at Boehringer Mannheim in senior management, sales and marketing, and product management roles both in Germany and the United States.

Dr. Madaus has been a visible spokesperson for the health care industry. He serves on the Board of Directors of AdvaMed and is Chair of its In vitro Diagnostic working committee. He also serves on the Boards of the Institute for Medical Technology, the Central Indiana Corporate Partnership, Biocrossroads, and the Analytical & Life Science Systems Association.

A native of Hamburg, Germany, Dr. Madaus has a Ph.D. in veterinary medicine. He is 45 and will be relocating to the Boston area with his family. He is a U.S. citizen.

About Millipore

Millipore is a multinational, high technology bioscience company that provides technologies, tools and services for the development and production of new therapeutic drugs. The company,



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headquartered in Bedford, Mass., serves the worldwide life science research, biotechnology and pharmaceutical industries. For more information, visit www.millipore.com.

MILLIPORE FORWARD LOOKING STATEMENT DISCLAIMER

The matters discussed herein, as well as in future oral and written statements by management of Millipore Corporation that are forward-looking statements, are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Potential risks and uncertainties that could affect Millipore's future operating results include, without limitation, foreign exchange rates; regulatory delay in the approval of new therapeutics and their ultimate commercial success; further consolidation of drug manufacturers; competitive factors such as new membrane technology; lack of availability of raw materials or component products on a timely basis; inventory risks due to shifts in market demand; change in product mix; conditions in the economy in general and in the bioscience markets in particular; potential environmental liabilities; the inability to utilize technology in current or planned products due to overriding rights by third parties; difficulties inherent in research and development activities; and the risk factors listed from time to time in Millipore's filings with the SEC.


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